UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 7)*


                             UNIONBANCAL CORPORATION
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    908906100
                                 (CUSIP Number)


                                DECEMBER 31, 2005
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [_]      Rule 13d-1(b)

         [_]      Rule 13d-1(c)

         [X]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 908906100
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--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

         Mitsubishi UFJ Financial Group, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

         (a)     [_]
         (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Tokyo, Japan
--------------------------------------------------------------------------------
                                        5       SOLE VOTING POWER
           NUMBER OF
             SHARES                             90,217,308
          BENEFICIALLY                  ----------------------------------------
            OWNED BY                    6       SHARED VOTING POWER
              EACH
           REPORTING                            0
             PERSON                     ----------------------------------------
              WITH                      7       SOLE DISPOSITIVE POWER

                                                90,217,308
                                        ----------------------------------------
                                        8       SHARED DISPOSITIVE POWER

                                                0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         90,217,308
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         [_]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         62.6%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

                                   Page 2 of 8
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CUSIP No. 908906100
          ---------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

         The Bank of Tokyo-Mitsubishi UFJ, Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

         (a)     [_]
         (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Tokyo, Japan
--------------------------------------------------------------------------------
                                        5       SOLE VOTING POWER
           NUMBER OF
             SHARES                             90,217,308
          BENEFICIALLY                  ----------------------------------------
            OWNED BY                    6       SHARED VOTING POWER
              EACH
           REPORTING                            0
             PERSON                     ----------------------------------------
              WITH                      7       SOLE DISPOSITIVE POWER

                                                90,217,308
                                        ----------------------------------------
                                        8       SHARED DISPOSITIVE POWER

                                                0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         90,217,308
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         [_]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         62.6%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

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CUSIP No. 908906100
          ---------


THIS AMENDMENT NO. 7 AMENDS AND RESTATES IN ITS ENTIRETY ITEMS 1 THROUGH 10 OF THE SCHEDULE 13G FILED BY MITSUBISHI UFJ FINANCIAL GROUP, INC. ("MUFG") (FORMERLY, MITSUBISHI TOKYO FINANCIAL GROUP, INC.) AND THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. ("BTMU") (FORMERLY, THE BANK OF TOKYO-MITSUBISHI, LTD.) REGARDING THE COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "STOCK"), OF UNIONBANCAL CORPORATION (THE "COMPANY").


ITEM 1

         (a)      NAME OF ISSUER

                  UnionBanCal Corporation

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  400 California Street, San Francisco, California 94104-1476, U.S.A.


ITEM 2

         (b)      NAMES OF PERSONS FILING

                  Mitsubishi UFJ Financial Group, Inc. ("MUFG")

                 The Bank of Tokyo-Mitsubishi UFJ, Ltd. ("BTMU")

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  MUFG:
                  7-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-8330, Japan

                  BTMU:
                  7-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-8388, Japan

         (c)      CITIZENSHIP

                  Not applicable.

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock

         (e)      CUSIP NUMBER

                  908906100


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker dealer registered under section 15 of the Act (15 U.S.C. 780).

         (b)  [ ]  Bank as defined in section 3 (a) (6) of the Act
                   (15 U.S.C. 78c).


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CUSIP No. 908906100
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         (c)  [ ]  Insurance company as fined in section 3(a) (19) of the Act (15 U.S.C. 78c).

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C.
                   80a-8).

         (e) [ ] An investment adviser in accordance with 240.13d-1(b) (1) (ii) (E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b) (1) (ii) (F);

         (g) [ ] A parent holding company or control person in accordance with 240.13d-1(b) (1) (ii) (G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.
                   1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c) (14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)  [ ]  Group, in accordance with 240.13d.


ITEM 4   OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         For MUFG

         (a) Amount Beneficially Owned:                              90,217,308

         (b) Percent of Class:                                           62.56%

         (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote:           90,217,308

             (ii) Shared power to vote or to direct the vote:               -0-

             (iii) Sole power to dispose or to direct the
                   disposition of:                                   90,217,308

             (iv) Shared power to dispose or to direct the disposition of:  -0-

         For BTMU

         (a) Amount Beneficially Owned:                              90,217,308

         (b) Percent of Class:                                           62.56%

         (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote:           90,217,308

             (ii) Shared power to vote or to direct the vote:               -0-

             (iii) Sole power to dispose or to direct the
                   disposition of:                                   90,217,308

             (iv) Shared power to dispose or to direct the disposition of:  -0-


ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.


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CUSIP No. 908906100
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ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         As of December 31, 2005, MUFG beneficially owns 90,217,308 shares indirectly through BTMU, a wholly-owned subsidiary of MUFG.


ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.


ITEM 9   NOTICE OF DISSOLUTION OF GROUP

         Not applicable.


ITEM 10  CERTIFICATION

         Not applicable.


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CUSIP No. 908906100
          ---------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                           Date: February 10, 2006



                           MITSUBISHI UFJ FINANCIAL GROUP, INC.


                           By:  /s/ Takami Onodera
                                ----------------------------------------------
                                Name:  Takami Onodera
                                Title: General Manager, Credit & Investment
                                       Management Division




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CUSIP No. 908906100
          ---------




                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                           Date: February 10, 2006


                           THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.


                           By:  /s/ Akira Kamiya
                                ----------------------------------------------
                                Name:  Akira Kamiya
                                Title: Executive Officer & General Manager
                                       Global Planning Division



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